EXHIBIT 99.1

SUNAIR REPORTS THIRD QUARTER RESULTS

FOR IMMEDIATE RELEASE:

Fort Lauderdale, Fl. (July 28, 2004). Sunair Electronics, Inc. (AMEX – SNR) announced today the results for the third quarter ended June 30, 2004.

Sunair earned net income of $114,212 in the third quarter of fiscal 2004 on revenues of $1,486,524 as compared to net income of $123,992 on revenues of $1,236,798 for the quarter ended June 30, 2003. Primary earnings per share for the quarter was $0.03 compared to $0.03 for the same period last year. The Company announced these earnings met expectations.

The Company earned net income of $907,313 for the first nine months of the current fiscal year on revenues of $6,146,015 as compared to net income of $256,349 on revenues of $3,706,489 for the nine months ended June 30, 2003. Primary earnings per share for the nine months was $0.24 compared to $0.07 for the same period last year, an increase of 242.9%.

The Company’s revenues in the third quarter declined due to shipments delayed until the fourth quarter to comply with customer delivery requirements. Backlog at June 30, 2004 was $2,737,316. The majority of the current backlog is expected to be delivered this fiscal year.

Sunair also discloses the receipt of additional delivery orders in July, 2004, from earlier announced United States Coast Guard (Department of Homeland Security) ordering agreements. These confirmed new orders are valued at $1.3 million with all equipment to be delivered not later than December, 2004. These new orders are not reflected in the June 30, 2004 backlog.

SUNAIR ELECTRONICS, INC. & SUBSIDIARY

CONSOLIDATED SUMMARY OF INCOME FOR THE PERIOD

ENDED JUNE 30, 2004 (UNAUDITED)

	NINE MONTHS		THREE MONTHS
	2004	2003	2004	2003
REVENUES	$6,146,015	$3,706,489	$1,486,524	$1,236,798
INCOME BEFORE TAXES	1,279,413	396,649	177,712	192,492
PROVISION FOR INCOME TAXES	(372,100)	(140,300)	(63,500)	(68,500)
NET INCOME	$907,313	$256,349	$114,212	$123,992
AVERAGE SHARES OUTSTANDING	3,797,004	3,693,797	3,816,620	3,696,251
EARNINGS PER COMMON SHARE	$0.24	$0.07	$0.03	$0.03

Information Regarding Forward Looking Statements

Some of the statements in this press release, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect," "should," "intend" and other similar expressions, are “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are general economic conditions, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the ability to raise additional capital to finance expansion, the risks inherent in new product and service introductions and the entry into new geographic markets and other factors included in our filings with the Securities and Exchange Commission (the "SEC"). Copies of our SEC filings are available from the SEC or may be obtained upon request from us. We do not undertake any obligation to update the information contained herein, which speaks only as of this date.

LOCAL CONTACT:     SYNNOTT B. DURHAM, TREASURER/CFO  (954) 525-1505